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                                                            OMB APPROVAL
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 FORM 3                                                OMB Number: 3235-0104
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                                                     Estimated average burden
                                                      hours per response 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    MIG Residential REIT, Inc.                Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Associated Estates Realty          (Month/Day/Year)
     (Last)     (First)     (Middle)          6/29/1998                     Corporation; AEC
    250 Australian Ave., South, Ste. 400   ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS Identification         5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting           Person(s) to Issuer                 Group Filing (Check
    West Palm Beach, Florida 33401            Person, if an entity             (Check all applicable)              applicable line)
--------------------------------------        (Voluntary) 65-0498732           Director     X    10% Owner     X    Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                               Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (1)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 5,139,387 Common Shares            (1)                     All the shares in the
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                                                                                                            aggregate are owned
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                                                                                                            through eight wholly
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                                                                                                            owned subsidiaries of
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                                                                                                            the Reporting Person
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
Potential persons who are to respond to the collection of information in this form are not required to respond        SEC 1473(7-97)
unless the form displays a currently valid OMR control number

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:

                                                                                MIG Residential REIT, Inc.

                                                                                By:   LARRY E. WRIGHT                July 8, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                 President                       Date

Note: File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space is insufficient, See Instruction 6 for procedure.                                                       SEC 1473 (7-97)

Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB Number.
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